Exhibit 5.1

Opinion on Legality

[Letterhead of The Otto Law Group]

August 8 , 2006

Linux Gold Corp.
1103 – 11871 Horseshoe Way
Richmond, British Columbia Canada V7A 5H5

          Re: Registration of Common Stock of Linux Gold Corp., a British Columbia corporation (“Linux Gold”)

Ladies and Gentlemen:

In connection with the registration on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate 25,526,270 shares of common stock (the “Shares”) to be issued upon conversion of Secured Convertible Discount Notes and exercise of Series A and Series B Warrants dated as of May 8, 2006, we have examined such documents and have reviewed such questions of law , including the laws of the Province of British Columbia, Canada, as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued, the Shares will be validly issued, fully paid and nonassessable shares of common stock of Linux Gold.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.

          Very truly yours,

THE OTTO LAW GROUP, PLLC

    /s/ The Otto Law Group